Exhibit 23



                         Consent of Independent Auditors



The Board of Directors
Inmark Enterprises, Inc.


We consent to incorporation by reference in the registration statements (No. 333-02392) on Form S-8 and No. 333-60157 on Form S-3) of Inmark Enterprises, Inc. of our report dated June 10, 1999, except as to note 5, which is as of June 30, 1999, relating to the consolidated balance sheets of Inmark Enterprises, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years then ended, which report appears in the March 31, 1999 annual report on Form 10-K of Inmark Enterprises, Inc.



                                    KPMG LLP

Melville, New York
June 30, 1999